AMERICA FIRST APARTMENT INVESTORS, INC. STOCKHOLDERS APPROVE MERGER WITH SENTINEL WHITE PLAINS
LLC

APRO Sets Closing Date and Final Dividend Payment

OMAHA, September 12, 2007 — America First Apartment Investors, Inc. (NASDAQ: APRO), a multifamily real estate investment trust, today announced that its stockholders voted at a Special Meeting of Stockholders to approve APRO’s previously announced merger with and into Sentinel White Plains LLC, an affiliate of privately-held Sentinel Real Estate Corporation.

Jack Cassidy, President and CEO of America First Apartment Investors, Inc. said, “We are pleased that our shareholders have approved this transaction, which we look forward to completing shortly.”

As previously announced, APRO entered into a definitive merger agreement with Sentinel Omaha LLC and its subsidiary, Sentinel White Plains LLC, on June 22, 2007. Under the terms of the merger agreement, APRO will be merged with and into Sentinel White Plains LLC. Sentinel White Plains LLC will be the surviving entity of the merger and each share of APRO common stock will be cancelled and converted into the right to receive merger consideration of $25.30 in cash.

Closing of the merger is anticipated to occur on or about September 18, 2007 and is subject to the closing conditions set forth in the agreement and plan of merger. If the closing of the merger occurs as anticipated, trading of the company’s common stock will cease as of the close of the market on September 18, 2007 and will not re-open for trading thereafter.

APRO also announced that its Board of Directors has declared a prorated quarterly dividend payment in the amount of $0.23 per share, to be paid promptly after the completion of the merger to shareholders of record on September 17, 2007.

About America First Apartment Investors, Inc.

America First Apartment Investors, Inc. is an equity real estate investment trust (REIT) focused on the ownership and operation of multifamily apartment properties located throughout the United States. APRO’s real estate portfolio currently includes 31 multifamily properties with 7,128 rental units and one commercial property. APRO is headquartered in Omaha, Nebraska, with offices also in White Plains, New York.

About Sentinel Real Estate Corporation

Sentinel Real Estate Corporation is an independently owned real estate advisory firm headquartered in New York City with 29 offices throughout the country. The firm currently manages approximately $5 billion in real estate assets and is among the largest holders of apartment properties in the U. S.

Forward Looking Statements

This press release contains certain forward-looking statements based on current expectations of America First Apartment Investors, Inc.’s management. Forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause the actual results, performance or transactions of APRO and its subsidiaries to differ materially from those expressed in any forward-looking statements. Other factors include, but are not limited to: (1) the failure to satisfy the conditions to completion of the proposed transaction; (2) the failure to complete the proposed transaction for any other reason; (3) the occurrence of any effect, event, development or change that could give rise to termination of the merger agreement; (4) the risk that the proposed transaction disrupts current plans and operations including potential difficulties in employee retention; (5) the amount of the costs, fees, expenses and charges related to the proposed transaction; and (6) other risks that are set forth in APRO’s filings with the SEC. Many of the factors that will determine the outcome of the subject matter of this press release are beyond APRO’s ability to control or predict. APRO undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Reference is hereby made to the filings of America First Apartment Investors, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual report on Form 10-K.

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Contacts:

Jack Cassidy
President and CEO
Phone: 914-285-1825

Jeremy Jacobs or Jennifer Friedman
Joele Frank, Wilkinson Brimmer Katcher
Phone: 212-355-4449